UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 1, 2005

Date of Report (Date of earliest event reported)

CAPTARIS, INC.

(Exact Name of Registrant as Specified in Charter)

Washington	0-25186	91-1190085
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10885 N.E. 4th Street, Bellevue, Washington 98004

(Address of principal executive offices) (Zip Code)

(425) 455-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

At meetings held on September 1, 2005, the Compensation Committee (the “Committee) of the Board of Directors of Captaris, Inc. and the Board of Directors of Captaris approved the acceleration of vesting of certain unvested, “out-of-the-money” stock options granted to our employees and officers under our equity plans. Options held by non-employee directors were not included in the acceleration. The affected options are those which have an exercise price greater than $3.73 per share, the closing price of Captaris common stock on September 1, 2005, the day the Committee and the Board of Directors approved the acceleration, and range in exercise prices from $3.76 to $6.01. Stock option awards granted with respect to approximately 2.3 million shares of Captaris common stock were subject to this acceleration.

The Committee also imposed a holding period that will require all executive officers and certain other members of senior management to refrain from selling shares acquired upon the exercise of these options (other than shares needed to cover the exercise price and to satisfy withholding taxes and shares transferred by will or by the applicable laws of descent and distribution) until the date on which the exercise would have been permitted under the option’s original vesting terms.

The accelerated vesting will eliminate future compensation expenses that Captaris would otherwise recognize in its financial statements with respect to these options once it implements FASB Statement of Financial Accounting Standards No. 123R “Share-Based Payment,” which will be effective beginning with our next fiscal year, which the Committee and the Board of Directors believes to be in the best interest of shareholders. Also, because many of these options have exercise prices in excess of current market value and are not fully achieving their original objectives of incentive compensation and employee retention, Captaris expects that the acceleration will have a positive effect on employee morale, retention and perception of option value.

By accelerating the vesting of these stock options, Captaris expects to reduce its non-cash compensation expense by approximately $1.0 million before-tax over the course of the original vesting periods, which on average is 2.6 years from the effective date of the acceleration. The acceleration of vesting of these options does not result in a charge based on generally accepted accounting principles. This amount will instead be reflected in pro forma footnote disclosure to the 2005 financial statements. This footnote treatment is permitted under the transition guidance provided by the Financial Accounting Standards Board.

The following table sets forth information regarding accelerated options held by the Captaris executive officers:

	Aggregate Number of Shares Issuable Upon Exercise of Accelerated Options	Weighted Average Exercise Price Per Share
David P. Anastasi President and Chief Executive Officer	300,625	$4.58

Matthais M. Scheuing Chief Operating Officer	260,522	$4.69

Peter Papano Chief Financial Officer	247,292	$4.78

Total	808,439	$4.68

Item 9.01	Financial Statement and Exhibits

(c)	Exhibits

Exhibit No.	Description
10.1	Form of Amendment of Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Captaris, Inc.

Dated: September 8, 2005	By:	/s/ Peter Papano
Peter Papano
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Form of Amendment of Option Agreement